EXHIBIT 10.3

INTERNATIONAL LONG DISTANCE SERVICE

LICENCE AGREEMENT

NO-10-33/2002-BS-I(05)

THIS AGREEMENT is made on 05.02.2004 by and between the President of India acting through Shri Govind Singhal, Director (BS-III), Department of Telecommunications (DOT), Government of India, Sanchar Bhavan, 20 Ashok Road, New Delhi-110 001 (hereinafter called the LICENSOR which expression shall unless repugnant to the context, include its successors and assigns) of the FIRST PARTY

AND

M/s VIDESH SANCHAR NIGAM LIMITED, a company registered under the Companies Act 1956, having its registered office at Videsh Sanchar Bhavan, Mahatma Gandhi Road, Mumbai – 400 001, acting through Shri Satish Ranade, Company Secretary & VP(Legal), as the authorised signatory (hereinafter called the LICENSEE which expression shall, unless repugnant to the context, include its successor in business, administrators, liquidators, legal representatives and permitted assigns) of the SECOND PARTY.

WHEREAS the LICENSEE had been the sole licensed international telecommunications operator since 1 April, 1986 as the successor of erstwhile Overseas Communication Service, a department of the Government of India and held the license granted to it by the LICENSOR under the Indian Telegraph Act, 1885 vide its letter No.220-5/98-PHC dated 22 January, 1999 enclosing letter No.220-5/98-PHC dated 22 January, 1999 valid upto 31st March, 2004. This Licence Agreement supercedes the existing Licence Agreement.

WHEREAS by virtue of the provisions of Section 4 of the Indian Telegraph Act 1885, the LICENSOR has privilege to grant LICENCE and the LICENSEE has requested to have LICENCE to establish, install, operate and maintain INTERNATIONAL LONG DISTANCE SERVICE NETWORK and to provide INTERNATIONAL LONG DISTANCE SERVICE hereinafter called ‘ILDS’.

AND WHEREAS in pursuance of the said request of the LICENSEE, the LICENSOR has agreed to grant INTERNATIONAL LONG DISTANCE SERVICE LICENCE to the LICENSEE to establish, install, operate and maintain INTERNATIONAL LONG DISTANCE SERVICE on the terms and conditions appearing hereinafter.

NOW THIS AGREEMENT WITNESSETH AS FOLLOWS:

1. In view of the fact that the LICENSEE is the INCUMBENT OPERATOR and in consideration of payments including LICENCE FEE and due performance of all the terms and conditions mentioned in the SCHEDULE on the part of the LICENSEE, the LICENSOR does, hereby grant, under Section - 4 of Indian Telegraph Act 1885, on a non-exclusive basis, this LICENCE to establish, install, operate and maintain INTERNATIONAL LONG DISTANCE SERVICE on the terms and conditions contained in the SCHEDULE, and ANNEXURES appended to this LICENCE AGREEMENT.

2. Subject to Clause (1) herein above, the LICENCE hereby granted will remain valid for a period of 20 (Twenty) years from the EFFECTIVE DATE, unless revoked earlier.

3. The LICENSEE hereby agrees and unequivocally undertakes to fully comply with all terms & conditions stipulated in this LICENCE AGREEMENT and without any deviations or reservations.

4. Unless otherwise mentioned or appearing from context, the Guidelines necessary under the facts and circumstances issued with suitable modifications so far for provision of International Long Distance Service shall form part and parcel of this AGREEMENT and all of them shall be read as a single document. Provided, however, that in case of conflict or inconsistency the terms set out in the main body of this AGREEMENT read with schedules and ANNEXURES hereto shall prevail.

5. EFFECTIVE DATE of the LICENCE is 1 April, 2002.

IN WITNESS WHEREOF the parties hereto have caused this AGREEMENT to be executed through their respective authorized representatives on 05.02.2004.

Signed for and on behalf of the President of India by Shri Govind Singhal Director (BS-III) Department of Telecom (DOT), Government of India

Signed on behalf of M/s

M/s Videsh Sanchar Nigam Limited.

by Mr. Satish Ranade,

Authorised Signatory and holder of General Power of Attorney dated 4 June 2003 executed in accordance with the Resolution dated 28 March 2003 passed by the Board of Directors.

SEAL OF THE COMPANY, M/s Videsh Sanchar Nigam Limited is affixed by Shri Satish Ranade, Company Secretary in presence of

IN PRESENCE OF:
1. Signature	:	/s/	2. Signature	:	/s/
Name	:	M.S Shamsi	Name	:	(DAYA RAM)
Occupation	:	SO (POS-I)	Occupation.	:	SR. MANAGER (PR)
Address	:	DoT, N. Delhi	Address	:	VIDESH SANCHAR NIGAM LIMITED
Place			Place	:	, VIDESH SANCHAR BHAVAN, BANGLA SAHIB ROAD, NEW DELHI-110001

SCHEDULE

TERMS AND CONDITIONS

1. OWNERSHIP OF THE LICENSEE COMPANY

1.1 The LICENSEE shall ensure that the total foreign equity in the LICENSEE Company does not, at any time during the entire LICENCE PERIOD, exceed the sectoral cap of Foreign Direct Investment of the total paid up equity. The details of the Indian & Foreign promoters with their respective equity holdings in the LICENSEE company as disclosed by the LICENSEE company on the date of signing of the LICENCE AGREEMENT, are as follows:

Sl No	Name of the promoter/shareholder	Indian / Foreign	Percentage of Paid up Equity
1.	Panatone Finvest Ltd., Promoter (an acquisition vehicle floated by the Tata Group)	Indian	45%
2.	Government of India, Promoter	Indian	26.12%
3.	Tata Sons Limited, Promoter	Indian	1.58%
4.	Tata Investment Corporation Ltd., Promoter	Indian	0.02%
5.	Mutual Funds and UTI	Indian	0.23%
6.	Banks, financial Institutions, Insurance Companies (Central/State Govt. Institutions/Non-Government Institutions)	Indian	9.27%
7.	Foreign Institutional Investors	Indian	1.73%
8.	ADRs	Foreign	10.41%
9.	NRIs/OCBs	Foreign	0.05%
10	Private Corporate Bodies	Indian	1.14%
11	Indian Public	Indian	4.45%
	Total		100%

1.2 There shall be no change in the Indian and Foreign promoter(s) or their equity participation unless permitted by the LICENSOR. The LICENSEE company may, with prior written consent of the LICENSOR replace a promoter(s) by another promoter(s) of equal or higher standing as stipulated below:

(a) an existing foreign promoter may be substituted by another foreign promoter of similar standing;

(b) the existing Indian Promoter(s) may also be allowed to acquire the foreign promoter’s shareholding; and

(c) transfer of equity inter-se between existing Indian promoters may be permitted, provided the majority Indian promoter continues to hold at least the present shareholding for a period of five years (excluding the period when licence failed to remain operative due to Force Majeure) from the EFFECTIVE DATE of LICENCE AGREEMENT.

1.3 The LICENSEE shall also ensure that:

(i) Any change in share holding shall be subject to all necessary statutory requirements.

(ii) Management control of the LICENSEE company shall at all times remain in Indian hands.

1.4 Change in the name of the LICENSEE company shall be permitted in accordance with the provisions under the Indian Companies Act, 1956.

1.5 The LICENSEE company shall have a net worth of Rs.25 crores. The net worth shall mean as the sum total, in Indian rupees, of paid up equity capital and free reserves. The net worth of promoters shall not be counted.

2. SCOPE OF THE LICENCE

2.1 This LICENCE is granted to provide SERVICE as defined in Para 2.2 of this LICENCE AGREEMENT, on a non-exclusive basis, and others can also be granted LICENCE for the said SERVICE. Provided further that the LICENSOR, of its own or through a DESIGNATED AUTHORITY, shall always have a right to operate the SERVICE.

2.2 (a) The ILD Service is basically a network carriage service (also called Bearer) providing International connectivity to the Network operated by foreign carriers. The ILD service provider is permitted full flexibility to offer all types of bearer services from an integrated platform. ILD service providers will provide bearer services so that end-to-end tele-services such as voice, data, fax, video and multi-media etc. can be provided by Access Providers to the customers. Except “ Global Mobile Personal Communication Service (GMPCS) including through INMARSAT” for which a separate licence is required, other listed services at Appendix are permitted to the LICENSEE; however the LICENSEE being the INCUMBENT OPERATOR and the signatory for India in erstwhile INMARSAT IGO (Inter Governmental Organisation) had been offering INMARSAT Services (except land mobile), ICO and Iridium Gateway services which are already established and duly permitted by the LICENSOR. Which the LICENSEE, shall continue to provide these in future without disruption. ILD service providers would be permitted to offer international bandwidth on lease to other operators. ILD service provider shall not access the subscribers directly which should be through NLD service provider or Access Provider. Resellers are not permitted. VSNL shall not have freedom in future to provide local loop connectivity for its international leased lines by installing its own point to point or point to multi-point systems as hitherto where the BSO is unable to provide the last mile. Wherever such systems have been provided under previous approvals the same shall be permitted to continue.

(b) Equal access to bottleneck facilities for international bandwidth owned by national and international band width providers shall be permitted for a period of five years from the date of issue of the guidelines for grant of licence for ILD service or three years from the date of issue of first licence for ILD service, whichever is earlier, on the terms and conditions to be mutually agreed.

3. DURATION OF LICENCE

This LICENCE comes into force on 01.04.2002 (hereinafter called the EFFECTIVE DATE of the LICENCE) and is on non-exclusive basis, and shall be valid for a period of 20 years unless revoked earlier for reasons as stated in the LICENCE AGREEMENT.

4. EXTENSION OF LICENCE

The LICENCE is extendable by a period of five years, subject to satisfactory performance in accordance with terms and conditions of the License particularly in regard to QOS parameters.

5. FEES PAYABLE

5.1 VSNL being an INCUMBENT OPERATOR and holding a valid ILD Licence at the time of executing this license, the Entry Fee of Rs.25.00 crores payable by the new operators shall not be payable by VSNL.

5.2 In addition to entry fee described above the annual licence fee shall be 15% of the Adjusted Gross Revenue (AGR) inclusive of USO levy. AGR is as defined in the definition. The licence fee shall be payable quarterly in advance. Full details of the settlement regime through accounting rate mechanisms shall be required to be filed by the LICENSEE with the Licensor on regular basis. All bilateral settlements between the ILD service licensee and other foreign partner (carrier) shall be through normal banking channels in a transparent manner.

5.3 Payments for Point to Point Radio links : Further the Fee /royalty for the use of spectrum and also for possession of wireless telegraphy equipment for point to point radio link, shall be separately payable as per the details and prescription of Wireless Planning & Coordination Wing. The Fee / royalty for the use of spectrum /possession of wireless telegraphy equipment for point to point radio link, depends upon various factors such as frequency, link length, area of operation and other related aspects.

6. Schedule of payment of ANNUAL LICENCE FEE and other dues

6.1 For the purposes of the LICENCE Fee at 5.2 above, the Ist year shall end on 31st March following the date of commencement of the LICENCE AGREEMENT and the LICENCE Fee for the First year shall be determined on a pro-rata basis for the actual duration of the “year”. From second year onwards, the year shall be of Twelve English calendar months from 1st of April to 31st of March for payment of LICENCE Fee.

EXPLANATION: The License Fee for the last quarter of the first year and last quarter of the last year of the License will, be computed with reference to the actual number of days after excluding the earlier quarters, each being of three months.

6.2 LICENCE Fee shall be payable in four quarterly installments during each financial year. Each Quarterly installment shall be paid in advance, within 15 days of the commencement of that quarter. This Fee for each quarter shall be paid by the LICENSEE on the basis of own assessment of revenue (on accrual basis) for the current quarter subject to a minimum payment of the actual revenue share of the previous quarter, duly certified with an affidavit by a representative of the LICENSEE authorized by the Board Resolution. However, the LICENSEE shall pay the license Fee for the first quarter of the first year of payment on the basis of the expected revenue from the SERVICE in the first quarter.

6.3 The quarterly payment shall be made together with a statement in the prescribed form given in ANNEXURE-A, showing the computation of ADJUSTED GROSS REVENUE and LICENCE FEE payable for the previous quarter. The aforesaid statements of each year shall be required to be audited by the AUDITOR (hereinafter called LICENSEE’S AUDITOR) of the LICENSEE appointed under Section 224 of the Companies’ Act, 1956. The report of the AUDITOR should be in prescribed form given in ANNEXURE-B.

6.4 The LICENSEE shall adjust and pay the difference between the advance payment made and actual amount payable (on accrual basis) of the previous quarter, along with the advance payment for the current quarter.

6.5 Any delay in payment of LICENCE Fee, or any other dues payable under the LICENCE beyond the stipulated period will attract interest at a rate which will be 5% above the Prime Lending Rate (PLR) of State Bank of India prevalent on the day the payment became due. The interest shall be compounded monthly and a part of the month shall be reckoned as a full month for the purposes of calculation of interest.

A month shall be reckoned as an English Calendar Month.

6.6 Final adjustment of the LICENCE Fee for the year shall be made based on the Gross Revenue Figures duly certified by the AUDITORS of the LICENSEE in accordance with the provision of Companies’ Act, 1956.

6.7 A reconciliation between the figures appearing in the quarterly statements with those appearing in annual accounts shall be submitted along with a copy of the published annual accounts and audit report, within 7 (seven) days of the date of signing of the audit report. The annual financial account and the statement as prescribed in condition No.6.3 shall be prepared following the norms as prescribed in ANNEXURE – C.

6.8 In case, the total amount paid on the self-assessment of the LICENSEE as quarterly LICENCE Fee for the 4 (four) quarters of the financial year, falls short by more than 10% of the payable LICENCE Fee, it shall attract a penalty of 150% of the entire amount of short payment. However, if such short payment is made good within 60 days from the last day of the financial year, no penalty shall be imposed. This amount of penalty shall be payable within 15 days of the date of signing the audit report on the annual accounts, failing which interest shall be further charged as per terms of Condition 6.5.

6.9 The Fee/royalty described at 5.3 above shall be payable at such time(s) and in such manner as the WPC Wing of the Department of Telecommunications, Ministry of Communications may prescribe from time to time.

6.10 All sums becoming due and payable as mentioned in this LICENCE AGREEMENT shall be paid by the LICENSEE through a demand draft or Pay Order payable at New Delhi, drawn on any Scheduled Bank, in favour of the Pay & Accounts Officer (HQ), DOT or any other Authority if so designated by LICENSOR.

6.11 The LICENSOR, to ensure proper and correct verification of revenue share paid, can, if deemed necessary, modify, alter, substitute and amend whatever stated in Conditions No.6.3, 6.7, 8.5 and 8.6 of this Schedule hereinbefore and hereinafter written.

7. BANK GUARANTEES

7.1 Performance Bank Guarantee for Roll Out obligations

A bank guarantee for Rs.25.00 crores favouring the licensor guaranteeing due fulfillment of the stipulated roll out conditions in this licence is to be submitted in the prescribed proforma(ANNEXURE-D) before signing the Licence Agreement by the new operators. VSNL being fully compliant with the stipulated roll out obligations and is not required to furnish such performance bank guarantee.

7.2 Financial Bank Guarantee

The LICENSEE company shall submit Financial Bank Guarantee (FBG) of Rs.20 crores within one year from the Effective Date of licence agreement or before the commencement of service whichever is earlier in the prescribed Proforma (ANNEXURE - E) given in the Licence Agreement. The FBG shall be valid for a period of one year and shall be renewed from time to time for such amount as may be directed by the Licensor. The amount of FBG shall be equivalent to the estimated sum payable for two quarters towards licence fee.

7.3 The Fees, charges and royalties for the use of spectrum and also for possession of Wireless Telegraphy equipment shall be separately securitised by furnishing FBG of an amount equivalent to the estimated sum payable annually in the proforma annexed, to WPC, valid for a period of one year, renewable from time to time till final clearance of all such dues.

7.4 The LICENSEE, on its own, shall extend the validity period of the Financial Bank Guarantee(s) for similar terms at least one month prior to date(s) of its expiry without any demand or notice from the LICENSOR on year to year basis. Any failure to do so, shall amount to violation of the terms of the LICENCE and entitle the LICENSOR to encash the Financial Bank Guarantee and to convert it into a cash security, without any reference to the LICENSEE at his risk and cost. No interest or compensation whatsoever, shall be payable by the LICENSOR on such encashment.

7.5 Without prejudice to its rights of any other remedy, the LICENSOR may encash the Financial Bank Guarantee(s) in case of any breach, in the terms and conditions of the LICENCE by the LICENSEE.

8. PREPARATION OF ACCOUNTS

8.1 The LICENSEE will draw, keep and furnish independent accounts for the SERVICE and shall fully comply with the orders, directions or regulations as may be issued from time to time by the LICENSOR or TRAI as the case may be.

8.2 The LICENSEE shall be obliged to:

a) Compile and maintain accounting records, sufficient to show and explain its transactions in respect of each completed quarter of the LICENCE period or of such lesser periods as the LICENSOR may specify, fairly presenting the costs (including capital costs), revenue and financial position of the LICENSEE’s business under the LICENCE including a reasonable assessment of the assets employed in and the liabilities attributable to the LICENSEE’s business, as well as, for the quantification of Revenue or any other purpose.

b) Procure in respect of each of those accounting statements prepared in respect of a completed financial year, a report by the LICENSEE’s AUDITOR in the format prescribed by the LICENSOR, stating inter-alia, whether in his opinion that statement is adequate for the purpose of this condition and thereafter deliver to the LICENSOR a copy of each of the accounting statements along with the said report not later than three months after the end of the period to which they relate.

c) Send to the LICENSOR a certified statement sworn on an affidavit, by authorized representative of the company, containing full account of Revenue earned from the SERVICE for each quarter separately along with the payment for the following quarter.

8.3 (a) The LICENSOR or the TRAI, as the case may be, shall have a right to call for and the LICENSEE shall be obliged to supply and provide for examination, any books of accounts that the LICENSEE may maintain in respect of the business carried on to provide the service(s) under this LICENCE at any time.

(b) The LICENSEE shall invariably preserve all billing and all other accounting records (electronic as well as hard copy) for a period of one year from the date of publishing of duly audited & approved Accounts of the company and any dereliction thereof shall be treated as a material breach independent of any other breach, sufficient to give a cause for cancellation of the LICENCE.

8.4 The records of the LICENSEE will be subject to such scrutiny as may be prescribed by the LICENSOR so as to facilitate independent verification of the amount due to the LICENSOR as its share of the revenue.

8.5 The LICENSOR may, on forming an opinion that the statements or accounts submitted are inaccurate or misleading, order an Audit of the accounts of the LICENSEE by appointing AUDITOR at the cost of the LICENSEE and such AUDITOR(s) shall have the same powers which the statutory AUDITORs of the company enjoy under Section 227 of the Companies Act, 1956. The remuneration of such AUDITOR, as fixed by the LICENSOR, shall be borne by the LICENSEE.

8.6 The LICENSOR may also get conducted a ‘Special Audit’ of the LICENSEE company’s accounts/records by “SPECIAL AUDITORs”, the payment for which at rates as fixed by the LICENSOR, shall be borne by the LICENSEE company. The SPECIAL AUDITORs shall also be provided the same facility and have the same powers as that of the companies’ AUDITORs as envisaged in the Companies Act, 1956.

8.7 The LICENSEE shall be liable to prepare and furnish the company’s annual financial accounts according to the accounting norms prescribed and the directions given by the LICENSOR or the TRAI, as the case may be, from time to time.

9. DELIVERY OF SERVICE

9.1 LICENSEE shall be solely responsible for installation, networking and operation of necessary equipment and systems for provision of SERVICE, treatment of SUBSCRIBER complaints, issue of bills to its subscribers, collection of its component of revenue, attending to claims and damages arising out of his operations.

9.2 The LICENSEE has fulfilled the following minimum network roll out obligations:

Time period (from the effective date of Licence Agreement)	Establishment of International Gateway Facility (also called POP)	Direct connectivity to International traffic hubs abroad.
3 years	Receipt and Delivery of traffic from/ to all the exchanges in the country is required to be ensured through one or more Gateway Switches having appropriate interconnections with the NLDOs and meeting the TRAI’s QOS Regulations and Network to Network Interface requirements. For this purpose a minimum of four Points Presence (POPs) i.e. one in each Region of the country i.e. Eastern, Western, Northern & Southern will need to be established. There is no bar in setting up of POP in remaining location of Level I TAXs Preferably, these POPs should conform to Open Network Architecture (ONA) i.e. should be based on Internationally accepted standards to ensure seamless working with other Carrier’s Network.	Delivery of traffic to all the countries in the World to be ensured through at least four Direct Routes i.e one each to North America, Gulf Region, Europe and any one location in South East Asia, Far East and Oceania. It should be ensured that traffic to remaining countries is transited through one of these hubs abroad. It should be possible to terminate traffic to any global destination.

10. INFORMATION TO THE LICENSOR AND TRAI

10.1 The LICENSEE shall be obliged to furnish any information to the LICENSOR as called upon from time to time. The LICENSEE shall also submit information to TRAI as per any order, direction and regulation issued from time to time under the provisions of TRAI Act, 1997 or any amended or modified statute.

10.2 The LICENSEE shall, in no case, permit connectivity or similar type of service to any other Telecom SERVICE PROVIDER (including those OTHER SERVICE PROVIDERS who do not require LICENCE under Section 4 of the ITA, 1885) whose LICENCE/ permission is either terminated or suspended or not in operation at a given point of time. Where connectivity already exists, the LICENSEE shall be obliged to disconnect or sever connectivity immediately without loss of time. Upon receipt of any reference from the LICENSOR in this regard, disconnection shall be made effective within one hour of receipt of such reference. On the question of disconnectivity the decision of the LICENSOR shall be final and binding.

10.3 Wherever considered appropriate LICENSOR may conduct an inquiry either suo-moto or on a complaint to determine whether there has been any breach in compliance of the terms and conditions of the LICENCE by the LICENSEE, and for facilitating such inquiry the LICENSEE shall extend all reasonable facilities without any hindrance.

11. RESTRICTIONS ON TRANSFER OF LICENCE.

11.1 The LICENSEE shall not, without the prior written consent as described below, of the LICENSOR, either directly or indirectly, assign or transfer this LICENCE in any manner whatsoever to a third party or enter into any AGREEMENT for sub-LICENCE and/or partnership relating to any subject matter of the LICENCE to any third party either in whole or in part i.e. no sub-leasing/partnership/ third party interest shall be created. Provided that the LICENSEE can always employ or appoint agents and employees for provision of the SERVICE.

11.2 The written consent permitting transfer or assignment of the LICENCE may be granted by LICENSOR in accordance with the terms and conditions, and procedures described in Tripartite Agreement (ANNEXURE - F) if duly executed amongst LICENSOR, LICENSEE and LENDERS or whenever a merger of companies (Indian) is approved by a High Court.

12. MODIFICATIONS IN THE TERMS AND CONDITIONS OF LICENCE

12.1 The LICENSOR reserves the right to modify at any time the terms and conditions of the LICENCE, if in the opinion of the LICENSOR it is necessary or expedient to do so in public interest or in the interest of the security of the State or for the proper conduct of telegraphs. The decision of the LICENSOR in this regard shall be final and binding.

13. SUSPENSION, REVOCATION OR TERMINATION OF LICENCE

13.1. The LICENSOR reserves the right to suspend the operation of this LICENCE in whole or in part, at any time, if, in the opinion of the LICENSOR, it is necessary or expedient to do so in public interest or in the interest of the security of the State or for the proper conduct of telegraphs. Revenue share as LICENCE Fee, payable to the LICENSOR, will not be required to be paid for the period for which the operation of LICENCE is suspended in totality but claim of refund of any charge or fee shall not be maintainable.

Provided that the LICENSOR shall not be responsible for any damage or loss caused or arising out of the aforesaid action. Provided further that the suspension of the LICENCE will not be a cause or ground for extension of the period of the LICENCE and the suspension period will be taken as period already spent.

13.2 Without prejudice to any other remedy available for the breach of any conditions of LICENCE, the LICENSOR may, by a written notice of 60 days issued to LICENSEE at its registered office, terminate this license in whole or parts under any of the following circumstances:

If the LICENSEE :

(a) fails to commission or deliver any or all of the services within the time period(s) specified in the LICENCE.

(b) fails to perform any obligation(s) under the LICENCE including timely payments of Fee and other charges due to the LICENSOR;

(c) does not rectify the failure, within the notice period, as may be pointed out to the LICENSEE by the LICENSOR

(d) becomes bankrupt/goes in liquidation or is declared insolvent or is ordered to be wound up.

(e) is recommended by TRAI for termination of LICENCE for non compliance by the LICENSEE, of the terms and conditions of the LICENCE.

13.3 LICENSEE may surrender the LICENCE, by giving an advance notice, of at least 60 days to the LICENSOR to this effect. The LICENSEE shall also notify all its subscribers of consequential withdrawal of SERVICE by sending a 30 days notice to them. The LICENSEE shall pay all dues payable by it till the date on which the surrender of the LICENCE becomes effective. The EFFECTIVE DATE of surrender of LICENCE will be effective on the 60th calendar day, counted from the date of receipt of such notice by the LICENSOR.

13.4 During the period when a notice for termination or surrender of LICENCE is pending, the QUALITY OF SERVICE to the subscribers as per prescribed standards, shall have to be maintained by the LICENSEE, failing which, it shall be treated as material breach without prejudice to any other remedy available to the LICENSOR.

13.5 The LICENSOR reserves the right to revoke the LICENCE at any time in public interest by giving a notice of 60 days counted from the date of issue of such notice.

13.6 The LICENSOR reserves the right to take over the entire services, equipments and networks of the LICENSEE or revoke/terminate/suspend the LICENCE in public interest or national security or in the event of national emergency/war or low intensity conflict or similar type of situations. Further the LICENSOR reserves the right to keep any area out of the operation zone of the service if implications of security so require. The decision of the LICENSOR shall be final and binding in this regard.

14. ACTIONS PURSUANT TO TERMINATION OF LICENCE

14.1 If under the LICENCE AGREEMENT, an event occurs which entitles the LICENSOR to terminate the LICENCE AGREEMENT, the LICENSOR shall proceed in accordance with the terms and conditions provided in the TRIPARTITE AGREEMENT wherever such AGREEMENT is executed and signed. In cases where no Tripartite AGREEMENT is signed, the action will be taken as per the clauses given below.

14.2 On termination or surrender or expiry of the LICENCE, the Bank Guarantees shall be released to the LICENSEE only after ensuring clearance of all dues and fulfillment of roll out obligation, otherwise the Bank Guarantees shall be encashed without prejudice to any other action(s) for recovery of the amounts due to the LICENSOR.

15. OBLIGATIONS IMPOSED ON THE LICENSEE

15.1 The provisions of the Indian Telegraph Act 1885, the Indian Wireless Telegraphy Act 1933, and the Telecom Regulatory Authority of India Act, 1997 and rules & regulations framed thereunder as modified from time to time or any other statute on the replacement of either or all shall govern this LICENCE.

15.2 The LICENSEE shall furnish all necessary means and facilities as required for the application of provisions of Section 5(2) of the Indian Telegraph Act, 1885, whenever occasion so demands. Nothing provided and contained anywhere in this LICENCE AGREEMENT shall be deemed to affect adversely anything provided or laid under the provisions of Indian Telegraphs Act, 1885 or any other law on the subject in force.

16. NETWORK STANDARDS

16.1 The LICENSEE shall ensure adherence to the National FUNDAMENTAL PLAN (describing numbering and routing plan as well as transmission plan) issued by Department of Telecom and technical standards as prescribed by LICENSOR or TRAI, from time to time. For providing choice of International Long Distance Operator, the equipment shall support the selection facilities such as dynamic selection or pre-selection as per prevailing regulation, direction, order or determination issued by LICENSOR or TRAI on the subject.

16.2 LICENSEE shall use any type of network equipment, including circuit and/or packet switches, that meet the relevant International Telecommunication Union (ITU)/ Telecommunication Engineering Centre (TEC) standards/ Industry standards in the absence of these (ITU/TEC) standards .

Explanation: In the cases where both ITU and industry standards exist, ITU standards will prevail over the industry standards.

16.3 In case of new technologies, where no standards have been determined, the LICENSEE will seek the approval of the LICENSOR before deploying them and such technologies which are successfully in use internationally for at least one year continuously for a SUBSCRIBER base of one lakh, shall be preferred for adoption.

16.4 Requisite monitoring facilities /equipment for each type of system used, shall be provided by the LICENSEE at own cost for monitoring as and when required by the LICENSOR or designated authority.

16.5 ILD service providers are permitted to deploy circuit switched or managed VoIP network to engineer their ILD networks. However, ILD service providers are also permitted to engineer lower than toll quality network for the customers who do not mind some degradation in the voice quality. The quality of service parameters shall be as prescribed by Licensor or TRAI from time to time. The toll quality will mean a Mean Opinion Score (MOS) of 4 or above in a scale of 1-5.

16.6 The subscriber should be fully made aware of lower than toll quality network as well as lower tariff for the same. A separate code, allotted by LICENSOR, will have to be offered by the operator for such service.

16.7 The engineered network shall conform to the applicable international and national standards. The measurement of voice quality both by objective as well as subjective methods shall be as defined from time to time.

17. NETWORK INTERCONNECTION

17.1 It shall be mandatory for all NLD service providers and all ILD Service providers to provide interconnection to each other whereby the subscribers could have a free choice to make international long distance calls through any ILD service provider. International Long Distance traffic should be routed through network of NLD service providers, to the ILD service providers gateways for onward transmission to international networks. However, the access provider shall not refuse to interconnect with the LICENSEE directly in situations where ILD Gateway Switches, and that of Access Provider’s (GMSC/ Transit Switch) are located at the same station of Level -I TAX.

17.2 LICENSEES who are NLD operators also, can have only one switch at Level I TAX location to perform both the functions of International Long Distance service provider as well as National Long Distance Service Provider. Separate TAX and Gateway switch is not mandatory. However, separate accounts of both the operations has to be maintained and the switch cost have to be duly apportioned between the two services.

17.3 Interconnection with the circuit switched networks of different service providers within India shall be as per national standards of CCS No.7 issued from time to time by Telecom Engineering Center (TEC). For interconnection with Packet Switched network of different service providers within India relevant national standards are to be followed. For inter-networking between circuit switched and packet switched based, the LICENSEE shall install media Gateway Switch.

17.4 The ILD service provider may enter into suitable arrangements with other service providers to negotiate Interconnection Agreements whereby the interconnected networks will provide the following:

(a) To connect, and keep connected, to their Applicable Systems,

(b) To establish and maintain such one or more Points of Interconnect as are reasonably required and are of sufficient capacity and in sufficient numbers to enable transmission and reception of the messages by means of the Applicable Systems,

(c) To meet all reasonable demand for the transmission and reception of messages between the interconnected systems.

17.5 The terms and conditions of interconnection including standard interfaces, points of interconnection and technical aspects will be such as mutually agreed between the service providers.

17.6 The ILD Service Licensees shall for the purpose of providing the service install its own equipment so as to be compatible with other service providers’ equipment to which the ILD Service licensee’s Applicable Systems are intended for interconnection.

17.7 The ILD Service Licensee shall comply with any direction on interconnection regulations issued by the TRAI under TRAI Act, 1997.

17.8 The ILD Service Licensee shall operate and maintain the licensed Network conforming to Quality of Service standards to be mutually agreed between the service providers in respect of Network to Network Interface.

17.9 The charges for access or interconnection with other networks shall be based on mutual agreements between the service providers subject to the restrictions issued from time to time by TRAI under TRAI Act, 1997.

17.10 The network resources including the cost of upgrading / modifying interconnecting networks to meet the service requirements of the service will be provided by service provider seeking interconnection. However mutually negotiated sharing arrangements for cost of upgrading/modifying interconnecting networks between the service providers shall be permitted.

18. TARIFFS

18.1 The LICENSEE will charge the tariffs for SERVICE as per the TRAI Tariff orders / regulations / directions issued in this regard from time to time. The LICENSEE shall also fulfill requirements regarding publication of tariffs, notifications and provision of information as directed by TRAI through its orders / regulations / directions issued from time to time as per the provisions of TRAI Act, 1997 as amended from time to time.

19. CUSTOMER SERVICE

19.1 The LICENSEE shall register demand for SERVICE without any discrimination from any applicant and provide the SERVICE, unless otherwise directed by the LICENSOR. The LICENSEE shall not in any manner discriminate between subscribers and provide service on the same commercial principle and shall be required to maintain a transparent, open to inspection, waiting list. LICENSOR shall have right to impose suitable penalty, not limited to a financial penalty, apart from any other actions for breach of this condition. The LICENSEE shall launch the SERVICE on commercial basis only after commencement of registration in the manner prescribed. Before commencement of SERVICE in an area, the LICENSEE shall notify and publicize the address where any subscriber can register demand for such service. Any change of this address shall be duly notified by the LICENSEE.

The LICENSEE shall ensure continuity of services to its customers.

19.2 The LICENSEE’s contractual obligations towards the CUSTOMER will include terms and conditions under which the SERVICES shall be provided or terminated. The LICENSEE shall notify to CUSTOMERS all the arrangements or everything with respect to billing, repair, fault rectification, compensation or refunds etc. All complaints in this regard will be addressed / handled as per the guidelines, orders or regulations or directives issued by the LICENSOR / TRAI.

19.3 Any dispute, with regard to provision of SERVICE shall be a matter only between the aggrieved party and the LICENSEE, who shall duly notify this to all before providing the SERVICE. And in no case the LICENSOR shall bear any liability or responsibility, hence, licensee shall keep the Licensor indemnified from all claims, cost, charges or damages in the matter.

20. BILLING

20.1 ILD service provider, either itself or through Access Provider, may provide billing services to its customers. For this purpose, a suitable technical/commercial arrangements can be mutually made with the Access Providers/National Long Distance Service providers. No separate charge shall be levied for itemised billing. The LICENSEE shall also maintain necessary records for the billing cycles as specified by the LICENSOR or TRAI from time to time.

20.2 ILD network should provide for an inter-carrier charge billing system based on the generation of call data records.

20.3 All complaints of CUSTOMERS in this regard will be addressed / handled as per the guidelines, orders or regulations or directives issued by the LICENSOR or TRAI from time to time.

21. CONFIDENTIALITY OF INFORMATION

21.1 Any encryption equipment connected to the LICENSEE’s network for specific requirements has to have prior evaluation and approval of the LICENSOR or officer specially designated for the purpose. However, the LICENSEE shall have the responsibility to ensure protection of privacy of communication and to ensure that unauthorised interception of MESSAGE does not take place.

21.2 Subject to conditions contained in these terms & conditions, the LICENSEE shall take all necessary steps to safeguard the privacy and confidentiality of any information about a third party and its business to whom it provides the SERVICE and from whom it has acquired such information by virtue of the SERVICE and shall use its best endeavours to secure that:

a) No person acting on behalf of the LICENSEE or any member of the LICENSEE’s group (associates) divulges or uses any such information except as may be necessary in the course of providing such SERVICE to the Third Party; and

b) No such person seeks such information other than is necessary for the purpose of providing SERVICE to the Third Party.

Provided the above para shall not apply where:

a) The information relates to a specific party and that party has consented in writing to such information being divulged or used, and such information is divulged or used in accordance with the terms of that consent; or

b) The information is already open to the public and otherwise known.

21.3 The LICENSEE shall take necessary steps to ensure that the LICENSEE and any person(s) acting on its behalf and members of the LICENSEE ‘s group (associates) and any persons acting on their behalf observe confidentiality of customer information.

21.4 The LICENSEE shall, prior to commencement of SERVICE, confirm in writing to the LICENSOR that the LICENSEE has taken all necessary steps to ensure that it and its employees are observing confidentiality of customer information.

22. QUALITY OF SERVICE

22.1 The LICENSEE shall ensure the QUALITY OF SERVICE (QoS) as prescribed by the LICENSOR or TRAI. The LICENSEE shall adhere to such QoS standards and provide timely information as required therein.

22.2 The LICENSOR or TRAI may carry out performance tests and also evaluate the QoS parameters in LICENSEE’s network at any time during the tenure of the LICENCE period. The LICENSEE shall provide ingress and other support including instruments, equipment etc. for carrying out such performance tests and evaluation of QUALITY OF SERVICE parameters.

22.3 The LICENSEE shall enforce and ensure QoS, as prescribed by the LICENSOR, from the INFRASTRUCTURE PROVIDER (s) with whom it may enter into agreement / contract for leasing / hiring / buying or any such instrument for provision of infrastructure or provision of bandwidth.

23. SECURITY CONDITIONS

23.1 The licensee shall provide necessary facilities depending upon the specific situation at the relevant time to the Government to counteract espionage, subversive act, sabotage or any other unlawful activity.

23.2 The Licensee shall make available on demand to the agencies authorized by the Government of India, full access to the gateways, switching centers, transmission centers, servers and routers for technical scrutiny and for inspection which can be visual inspection or an operational inspection.

23.3 All foreign personnel likely to be deployed by the licensee for installation, operation and maintenance of the licensee’s network shall be security cleared by the Government of India prior to their deployment. The security clearance will be obtained from the Ministry of Home Affairs, Government of India.

23.4 The licensee shall ensure protection of privacy of communication and ensure that unauthorized interception of messages does not take place.

23.5 The Licensor shall have the right to take over the service, equipment and networks of the licensee or revoke/terminate/suspend the licence either in part or in whole as per direction if any, issued in the public interest, or in case of emergency or war or low intensity conflict or any other eventuality. Provided any specific orders or direction from the Licensor issued under such conditions shall be applicable to the Licensee and shall be strictly complied with. Further, the Licensor reserves the right to keep any area out of the operation zone of the service if implications of security so require.

23.6 Licensor reserves the right to modify these conditions or incorporate new conditions considered necessary in the interest of national security and / or public interest.

23.7 Licensee will ensure that the telecommunication installation carried out by it should not become a safety hazard and is not in contravention of any statute, rule or regulation and public policy.

23.8 The licensee shall take measures that prevent the objectionable, offensive, obscene, unauthorized or any other content, messages, communications or any material which is lascivious, infringing copyright, intellectual property etc. in any form, from being carried on his network, which are in consistent with the established laws of the country. Once specific instances of such infringement are reported to the licensee by the authorized agencies, the licensee shall ensure that the carriage of such material on his network is prevented immediately.

23.9 The licensee is obliged to provide, without any delay, tracing facility to trace nuisance, obnoxious, offensive or malicious calls, messages or communications transported through his equipment and network. Any damages arising out of default on the part of licensee in this regard shall be payable by the licensee.

23.10 In case any confidential information is divulged to the licensee for proper implementation of the Agreement, it shall be binding on the licensee and its employees and servants to maintain its secrecy and confidentiality.

23.11 The licensee shall provide to the Licensor location details of gateways, switching centers, transmission centers, servers and routers etc. and location of these centers shall not be changed without prior approval of the licensor.

23.12 The licensee shall not employ bulk encryption equipment in its network. Any encryption equipment connected to the licensee’s network for specific requirements has to have prior evaluation and approval of the Licensor or officer specially designated for the purpose.

23.13 The designated person of the Central/State Government as conveyed to the Licensor from time to time in addition to the Licensor or its nominee shall have the right to monitor all telecommunication traffic in every Gateway Switch, MSC, BSC and any other point in the network set up by the licensee. The licensee should make arrangement for monitoring simultaneous communication traffic (at least 210 channels) by Government security agencies at location individually desired by the Central Government, the State Government/Union Territory. The requisite infrastructure in terms of hardware/software required for monitoring of all telecommunication traffic shall be engineered, provided, installed and maintained by the Licensee at the licensee’s cost. These arrangements for monitoring of all communication traffic by the Government security agencies at locations designated by them should be made by the licensee.

23.14 The licensee should provide a list of his subscribers, to authorized security agencies directly as well as to the licensor which should be updated at quarterly intervals. Additions and deletions in this list should be reported on monthly basis. The licensee shall ensure adequate verification of each and every customer before enrolling him as a subscriber.

23.15 A format would be prescribed by the Licensor to delineate the details of information required before enrolling a customer as a subscriber. Identification of subscribers supported by documents like photo Identity Card. Ration Card, Driving Licence, Passport, Voters Identity Card, PAN Card etc. shall be pre-requisite before providing the service.

23.16 The licensee shall maintain all records including called and calling numbers, date, duration and time, etc. with regard to the communications exchanged on the network for a period of one year or as directed for scrutiny by the Licensor/security agencies.

23.17 In areas which are sensitive from security point of view as may be notified from time to time by the Licensor, implementation of any installation of the equipment and execution of project shall be taken up only after the Licensor’s approval.

23.18 The Gateway Station shall be set up only after getting the permission or clearance from the Licensor. This is a time consuming process and can take more than a month subject to submission of required information in complete form.

23.19 No new Gateway station (Transmission & Switching Centre) will be set up in security sensitive areas. The security sensitive areas would be identified from time to time. As on date the security sensitive areas are Punjab, J&K, North Eastern States, border areas of Rajasthan, Andaman & Nicobar Islands and coastal areas of Gujarat and Tamilnadu (excluding Chennai).

23.20 Office space of 20’x20’ with adequate and uninterrupted power supply and air-conditioning which will be physically secured and accessible only to the personnel authorized by the Telecom Authority shall be provided by the ILD service Licensee at each location free of cost.

23.21 The cost of monitoring equipment shall be borne by the ILD service licensee.

23.22 The installation of the monitoring equipment at the Gateway Station is to be done by the licensee. After installation of the monitoring equipment, the ILD service licensee should get the same inspected by monitoring/security agencies. The permission to operate/commission the gateway will be given only after this. Wherever gateways have been commissioned, the requisite monitoring equipment shall be installed and got inspected by security agencies through LICENSOR within six months.

23.23 The licensee shall adopt all means and facilitate in every manner the application of the Indian Telegraph Act, 1885 and Indian Wireless Telegraphy Act, 1933 as modified or replaced from time to time or the rules framed thereunder. The service shall be provided in accordance with the provisions of Indian Telegraph Rules as modified and amended from time to time.

23.24 As per the provision of Section 5 (2) of Indian Telegraph Act, the licensee will provide necessary facilities to the designated authorities of Central/State Government as conveyed by the Licensor from time to time for interception of the messages passing through its network.

23.25 The licensor or its authorized representative shall have right to inspect the sites used for extending the service. The Licensor shall, in particular but not limited to, have the right to have access to leased lines, junctions, terminating interfaces, hardware/software, memories of semiconductor, magnetic and optical varieties, wired or wireless options, distribution frames, and conduct the performance test including to enter into dialogue with the system through input/output devices or terminals. The licensee will provide the necessary facilities for continuous monitoring of the system, as required by the Licensor or its authorized representative(s) including security agencies. The Licensor will ordinarily carry out inspection after reasonable notice except in circumstances where giving such a notice will defeat the very purpose of the inspection.

24. PROHIBITION OF CERTAIN ACTIVITIES BY THE LICENSEE

24.1 The LICENSEE shall not hereunder engage, on the strength of this LICENCE, in the provision of services other than the SERVICE as defined in this LICENCE AGREEMENT.

24.2 To remove any doubt, it is, hereby, clarified that nothing contained in condition 24.1 above shall preclude the LICENSEE from engaging in advertising and promotional activities relating to any of the applicable systems.

24.3 The LICENSEE is obliged to provide, without any delay, all the tracing facilities to trace nuisance, obnoxious or malicious calls, messages or communications transported through his equipment and network, to authorized officers of Government of India including Police, Customs, Excise, Intelligence Department officers etc. when such information is required for investigations or detection of crimes and in the interest of national security. Any damages arising on account of LICENSEE’s failure in this regard shall be payable by the LICENSEE.

24.4 In case any confidential information is divulged to the LICENSEE for proper implementation of the AGREEMENT, it shall be binding on the LICENSEE, its employees, agents and servants to maintain its secrecy and confidentiality.

25. INTERCONNECTION TESTS

25.1 The Interconnection Tests for each and every interface with any service provider may be carried out by mutual arrangement between the LICENSEE and the other party involved. The Interconnection Tests schedule shall be mutually agreed. On successful completion of interconnection tests or on mutual agreement between service providers for rectification of deficiencies / deviations, if any, the LICENSEE can commence the SERVICE. In case of disagreement for rectification of deficiencies / deviations in conducted interconnection tests, prior approval of LICENSOR shall be required.

26. RIGHT TO INSPECT

26.1 The LICENSOR or its authorized representative shall have the right to inspect the sites used for extending the SERVICE. The LICENSOR or its authorized representative shall, in particular but not limited to, have the right to have access to leased lines, junctions, terminating interfaces, hardware/software, memories of semiconductor, magnetic and optical varieties, wired or wireless options, distribution frames, and conduct the performance test including to enter into dialogue with the system through Input/output devices or terminals. The LICENSEE will provide the necessary facilities for continuous monitoring of the system, as required by the LICENSOR or its authorised representative(s). The LICENSOR will ordinarily carry out inspection after reasonable notice except in circumstances where giving such a notice will defeat the very purpose of the inspection.

27. REQUIREMENT TO FURNISH INFORMATION

27.1 The LICENSEE shall furnish such documents, accounts, estimates, returns, reports or other information to the LICENSOR as well as to the TRAI in such manner and at such frequency/time frames as either of them may demand, in accordance with the rules/ orders as may be specified from time to time.

27.2 Engineering Details:

(a) The LICENSEE shall furnish to the LICENSOR, in such manner and at such times as the LICENSOR may require, complete technical details with all calculations for engineering, planning and dimensioning of the system/ network/ routes, concerned relevant literature, drawings, installation materials regarding the APPLICABLE SYSTEMS for the SERVICE.

(b) List of performance tests conducted shall be furnished by the LICENSEE one month prior to the date of commissioning of SERVICE. The report shall indicate clearly the parameters, if any, not meeting the performance standards and their effect thereof.

(c) LICENSEE shall supply all tools, test instruments and other accessories to the testing party of LICENSOR for conducting tests.

28. DISPUTES SETTLEMENT:

28.1 As per provisions of Telecom Regulatory Authority of India Act, 1997, the dispute between LICENSEE and the LICENSOR shall be settled in the Telecom Disputes Settlement and Appellate Tribunal, if such dispute arises out of or connected with the provisions of this AGREEMENT. In the event of any amendment or modification or replacement of TRAI Act, 1997 such modified provisions shall apply for adjudication of the said dispute.

29. FORCE-MAJEURE.

29.1 If at any time, during the continuance of this LICENCE, the performance in whole or in part, by either party, of any obligation under it is prevented or delayed, by reason of war, or hostility, acts of the public enemy, civil commotion, sabotage, fire, flood, natural calamities, Act of State or direction from Statutory Authority, explosion, epidemic, quarantine restriction, strikes and lockouts (as are not limited to the establishments and facilities of the LICENSEE), or act of GOD (hereinafter referred to as EVENT), provided notice of happenings of any such EVENT is given by the affected party to the other, within 21 calendar days from the date of occurrence thereof, neither party shall, by reason of such event, be entitled to terminate the LICENCE, nor shall either party have any such claims for damages against the other, in respect of such non-performance or delay in performance. Provided SERVICE under the LICENCE shall be resumed as soon as practicable, after such EVENT comes to an end or ceases to exist. The decision of the LICENSOR as to whether the SERVICE may be so resumed (and the time frame within which the SERVICE may be resumed) or not, shall be final and conclusive. However, the Force Majeure events noted above will not in any way cause extension in the period of the LICENCE and will also not be a ground for non-payment of LICENCE Fee.

29.2 Set Off Clause

In the event any sum of money or claim becomes recoverable from or payable by LICENSEE to the LICENSOR either against this LICENCE AGREEMENT or otherwise in any manner, such money or claim can be (without restricting any right of set off for counter claim given or employed by law) deducted or adjusted against any amount or sum of money then due or which at any time thereafter may become due to the LICENSEE under this LICENCE AGREEMENT or any other AGREEMENT or contract between the LICENSOR and the LICENSEE.

29.3 The aforesaid sum of money payable to the LICENSEE company shall include any valuable security which can be converted into money.

29.4 After exercising the right of set off, the LICENSOR shall expressly notify such action to the LICENSEE company immediately in writing.

30. WAY LEAVE

30.1 The LICENSEE shall make its own arrangements for Right of Way (ROW). However, the Central Government has issued necessary notification conferring the requisite powers upon the LICENSEE for the purposes of placing telegraph lines under Part III of the Indian Telegraph Act 1885. Provided that non-availability of the ROW or delay in getting permission / clearance from any agency shall not be construed or taken as a good reason for non-fulfillment of the Rollout obligations.

31. FREQUENCY AUTHORISATION

31.1 A separate specific authorisation shall be required from the WPC wing of the Ministry of Communications which will permit utilization of appropriate frequencies / band for the establishment and possession and operation of concerned Wireless element of the Telecom Service under usual terms and conditions including payment for said authorisation. Grant of authorisation will be governed by normal rules, procedures and guidelines and will be subject to completion of necessary formalities prescribed therein.

31.2 For this purpose, a separate application shall be made to the “Wireless Advisor to the Government of India, WPC Wing, Ministry of Communications, Dak Bhavan, Sansad Marg, New Delhi-110 001” in a prescribed application form available from WPC Wing.

31.3 Siting clearance in respect of fixed stations and its antenna mast shall be obtained from the WPC Wing for which the applicant shall apply to the Secretary, SACFA (Standing Advisory Committee on Frequency Allocations) in a prescribed application form, at the following address:

The Secretary (SACFA), WPC Wing,

Ministry of Communications,

Dak Bhavan, Sansad Marg,

New Delhi-110 001.

Note : SACFA is the apex body in the Ministry of Communications for considering matters regarding coordination for frequency allocations and other related issues / matters. (Siting clearance refers to the AGREEMENT of major wireless users for location of proposed fixed antenna from the point of view of compatibility with other radio systems and aviation hazard. It involves inter departmental coordination and is an involved process). Siting clearance procedure may take two to six months depending on the nature of the installations and the height of the antenna / masts.

31.4 For establishing the various point to point radio links the frequency bands earmarked for various agencies is indicated in the National Frequency Allocation Plan (hereinafter called NFAP) – 2002 which can be modified from time to time. Mere indication of the band does not guarantee availability of the frequency spectrum, which has to be coordinated on case to case basis.

31.5 The LICENSEE shall not cause harmful interference to other authorized users of radio spectrum. LICENSEE shall abide by any instructions of the Government for elimination of harmful interference to other authorized users.

31.6 Licensor or its representative shall have the right to inspect from time to time the installations from technical angles to check conformity with WPC Wing’s licence.

31.7 In case of provision of band width by the LICENSEE through the Satellite media, the LICENSEE shall abide by the prevalent Government orders, regulation or direction on the subject like Satellite communication policy, V SAT policy etc.

31.8 For use of space segment and setting up and operationalisation of Earth Station etc., LICENSEE shall directly coordinate with and obtain clearance from Network Operations and Control Centre (NOCC), apart from obtaining SACFA clearance and clearance from other authorities.

DEFINITIONS AND INTERPRETATIONS

A. Unless the context otherwise requires, the different terms and expression used in the LICENCE AGREEMENT shall have the following meaning assigned to them: -

B. Headings are given for the sake of convenience in the agreement and do not carry any special meaning.

1. “ACCESS PROVIDERS” means the Basic, Cellular and Cable Service Providers who have a direct access with the subscribers.

2. “APPLICABLE SYSTEMS” means all the necessary equipment, systems / sub-systems and components of the network engineered to meet relevant ITU standards, ITU-T, ITU-R recommendations, TEC specifications and Industry Standards for provision of SERVICE in accordance with operational, technical and quality requirements and other terms and conditions of the Licence Agreement.

3. “AUDITOR” means the Licensee’s Auditor for the time being appointed in accordance with the provisions of the Companies Act, 1956.

4. “COMMISSIONING OF SERVICE” means installation of necessary equipments so as to offer ILD services to the subscribers in the manner prescribed in the licence agreement.

5. “CONNECTABLE SYSTEM” means a telecommunication system which is authorized to be run under a licence, which authorizes connection of that system to the Applicable system.

6 “CUSTOMER” includes any subscriber or any person or legal entity, which subscribes to / avails of the service from the licensee.

7. “DESIGNATED AUTHORITY” is the entity who is authorised or empowered by the LICENSOR to issue instructions and to seek adherence to them.

8. “DIRECT EXCHANGE LINE (DEL)” means a telephone connection between the subscriber’s terminal equipment and the terminal exchange.

9. “DOT” means Department of Telecommunications, Government of India who is also the LICENSOR.

10. “EFFECTIVE DATE” means 1st day of April, 2002.

11. “ENTRY FEE” The prescribed non-refundable amount of fee to be paid before signing of LICENCE AGREEMENT to provide International Long Distance Service.

12. “FUNDAMENTAL PLAN” include any prevalent Numbering Plan, Traffic Routing and Switching Plan and Transmission Plan issued by Department of Telecom.

13. “GATEWAY FACILITY” stands for Gateway Switches and Multiplex equipment.

14. “INFRASTRUCTURE PROVIDER (S)” mean a person or persons providing inactive elements of the telecom network including dark fibers, right of way, duct space, towers etc. as well as those who provide end-to-end bandwidth to other service providers.

15. “INSTALLED CAPACITY” means the total number of lines for which switching equipment is available in the exchange of the licensee.

16. “INTERCONNECTION” is as defined by the TRAI vide its regulations issued in this respect.

17. “INTERNATIONAL SERVICES” mean telecom services originating in the country and terminating outside the country and vice-versa.

18. “INTER-CIRCLE TRAFFIC” means the Long Distance traffic originating in one telecom circle and terminating in another telecom circle.

19. “INTRA-CIRCLE TRAFFIC” means the Long Distance traffic originating and terminating within boundaries of the licensed service area. .

20. “LICENSOR’S AUDITOR” means an Auditor appointed for the purpose of auditing who shall have same powers as enjoyed by Auditors appointed under Section 227 of the Companies Act, 1956.

21. “LOCAL AREA” is the geographical area served by an exchange or an exchange system and which is co-terminus with Short Distance Charging Area (SDCA) or where the telegraph authority has declared any area served by an exchange system to be the local area for the purpose of telephone connections. All exchanges within the local area will be treated as a part of multi exchange system.

22. LOCAL CALLS mean calls originating and terminating with in the same local area, which are charged at local call rates and Remote Subscribers’ Unit (RSU) / Remote Line Unit (RLU) and Concentrators having switching functions are to be treated as an exchange for the purposes of this definition.

23. “LONG DISTANCE NETWORK” is a network of transmission and switching elements connected in a predetermined fashion to provide switched bearer interconnection between different SDCAs. Physically the network elements may be co-located or be a part of bigger elements.

24. “LONG DISTANCE CALL” is defined as a call terminating in a local area other than in which it is originated.

25. LONG DISTANCE CHARGING AREA (LDCA) means one of the several areas into which the country is divided and declared as such for the purpose of charging for trunk calls which generally is co-terminus with Secondary Switching Area (SSA).

26. LONG DISTANCE CHARGING CENTRE(LDCC): A particular Trunk Exchange in a Long Distance Charging Area declared as such for the purpose of charging long distance calls. Head quarters of SSAs are generally LDCCs.

27. ‘MESSAGE” means anything covered within sub-section (3) of section 3 of the Indian Telegraph Act 1885.

28. “NATIONAL LONG DISTANCE (NLD) SERVICE” refers to the carriage of switched bearer telecommunication service over long distance within India.

29. “NATIONAL LONG DISTANCE SERVICE PROVIDER” (NLDO) is the telecom operator providing the required digital capacity to carry long distance telecommunication service within the scope of LICENCE for National Long Distance Service, which may include various types of tele-services defined by the ITU, such as voice, data, fax, text, video and multi-media etc.

30. “NETWORTH” shall mean the sum total, in Indian rupees, of paid up equity capital and free reserves converted at the prevalent conversion rate indicated by the Reserve Bank of India on the date of the application.

31. “OPERATOR” means any person who is licensed by LICENSOR to run a relevant connectable system.

32. “OTHER SERVICE PROVIDERS” mean the operators who offer services for applications like tele-banking, tele-medicine, tele-education, tele-trading, E-commerce etc. by using infrastructure provided by various access providers. These other service providers (OSPs) do not infringe on the jurisdiction of access providers and do not provide switched telephony.

33. “POINT OF PRESENCE (POP)” means setting up of switching center and transmission center of appropriate capacity by the Licensee to provide on demand, service of prescribed quality and grade of service in a non-discriminatory manner.

34. “QUALITY OF SERVICE” is evaluated on the basis of observable measures on the grade of service, Calls lost due to wrong processing, the bit error rate or the response time and also includes acceptable grade of number of faults per unit population of the subscribers served, the mean time to restore (MTTR), faults carried over beyond the MTTR and the satisfactory disposal thereof.

35. “RADIO TRANSMITTER” means the Radio Transmitter and Receiver at base stations.

36. “ADJUSTED GROSS REVENUE” for the purpose of levying LICENCE Fee as a percentage of revenue shall mean the Gross Revenue as reduced by:

Call charges (access charges) actually paid to other telecom service providers for carriage of calls;

service tax for provision of service and sales tax actually paid to the Government, if gross revenue had included the component of service tax.

“GROSS REVENUE”

The Gross Revenue shall include all revenues accruing to the LICENSEE on account of goods supplied, services provided, leasing of infrastructure, use of its resources by others, application Fee, installation charges, call charges, late Fees, sale proceeds of instruments (or any terminal equipment including accessories), hand sets, band width, income from Value Added Services, supplementary services, access or interconnection charges, any lease or rent charges for hiring of infrastructure etc. and any other miscellaneous items including interest, dividend etc. without any set off of related items of expense, etc.

37. “SATCOM” means Satellite Telecom.

38. “SERVICE” covers collection, carriage, transmission and delivery of voice or non-voice messages over LICENSEE’s network and includes provision of all types of services except for those requiring a separate licence.

39. “SHORT DISTANCE CHARGING AREA “ (SDCA) means one of the several areas into which a Long Distance Charging Area is divided and declared as such for the purpose of charging for trunk calls and within which the local call charges and local numbering scheme is applicable. SDCAs, with a few exceptions, coincide with revenue tehsil / taluk.

40. SHORT DISTANCE CHARGING CENTRE (SDCC) means a particular exchange in Short Distance Charging Area declared as such for the purpose of charging trunk calls. Head quarters of SDCAs are generally SDCCs.

41. “SPECIAL AUDITOR” means Auditors listed in the panel of Auditors having same powers as of the company’s AUDITOR as envisaged in the Companies Act, 1956.

42. “SUBSCRIBER” includes any subscriber or any person or legal entity, which subscribes to / avails of the service from the licensee.

43. “TARIFF” means rates, charges payable by a subscriber for service provided and related conditions at which telecommunication services may be provided including rates and related conditions at which messages shall be transmitted, deposits, installation Fees, rentals, free calls, usage charges and any other related Fees or service charge and also the term tariff shall have the same meaning as contained in the Telecommunication TARIFF Orders issued by the TRAI.

44. “TDSAT” means Telecom Disputes Settlement and Appellate Tribunal.

45. ‘TRAI” means Telecom Regulatory Authority of India.

46. “TEC” means Telecom Engineering Centre.

47. “USO” means Universal Service Obligation as enunciated in NTP-99 and amended from time to time by the LICENSOR after considering the recommendations of TRAI.

48. “USF” means “Universal Service Fund” set up to meet expenditure on USO.

49. “V-SAT” means Very Small Aperture Terminal.

50. “VSNL” means Videsh Sanchar Nigam Ltd.

51. “WPC” means Wireless Planning & Coordination Wing of the Ministry of Communications.

52. “YEAR” for the purpose of the Licence Fee shall be the financial year ending 31st March and the four quarters shall respectively end on 30th June, 30th September, 31st December and 31st March.

ANNEXURE - A

Format of Statement of Revenue and LICENCE Fee

                    (Name and address of OPERATOR)

International Long Distance Service

Statement of revenue and LICENCE Fee for the Quarter

Of the financial year

(amount in Rupees)

S.N.	PARTICULARS	ACTUALS FOR THE PREVIOUS QUARTER	ESTIMATED FOR THE CURRENT QUARTER	CUMULATIVE UPTO THE PREVIOUS QUARTER.
1	Revenue from traffic
A	Revenue
(i)	Outgoing traffic revenue
(ii)	Incoming traffic revenue
(iii)	Pass thru revenue for usage of other networks (give OPERATOR-wise details)
(iv)	Service tax
(v)	Service charges
(vi)	Charges on account of any other value added services, Supplementary Services etc.
(vii)	Any other income / miscellaneous receipt.
2	Income from investments (made on the strength of this licence)
(i)	Interest income
(ii)	Dividend income
(iii)	Any other miscellaneous receipt from investments.
3	Non-refundable deposits from subscribers

4	Revenue from franchisees

5	Revenue from sharing / leasing of infrastructure

6	Revenue from sale / lease of bandwidth, links, R&G cases, turnkey projects etc.

7	Revenue from other OPERATORs on account of pass thru call charges.

8	Revenue from other OPERATORs on account of provisioning of interconnection

9	Miscellaneous revenue

AA	GROSS REVENUE OF THE LICENSEE COMPANY: (Add 1-9)

B	DEDUCT:
1	Charges passed on to other SERVICE PROVIDER(s) (OPERATOR-wise) (Copy of agreement to be provided in the first quarter.
2	Service Tax paid to the Government
3	Sales Tax paid to the Government
BB	TOTAL DEDUCTIBLE REVENUE (1-3B)
CC	ADJUSTED GROSS REVENUE (AA-BB)
REVENUE SHARE @ OF ADJUSTED GROSS REVENUE

AFFIDAVIT

I                                                                      Aged about            Years son of Shri                                      resident of                                                              do solemnly affirm and state as under:

1. That I am                                          of                                          (Name of the Company), LICENSEE of                                         Service and I am duly authorized by the resolutions dated                                             passed by Board of Directors of the Company to furnish affidavit on behalf of                                             (Name of the Company).

2. That in compliance of condition No.                             of schedule                         Part            and ANNEXURE                    of the LICENCE AGREEMENT No.                        signed between the Company and the Department of Telecommunications, for payment of LICENCE Fee, a payment of Rs                    (Rupees                                                                                  ) is being made for the period                     to                    .

3. The details of calculation of ‘revenue’ and LICENCE Fee is as per ANNEXURE                    (attached).

That the contents in para 1 & 2 and ANNEXURE are true and correct to the best of my knowledge, based on the records of the company.

Deponent

VERIFICATION

Verified at                                         on                                         that the contents of paragraphs 1 to 3 of the affidavit and ANNEXURE are true and correct to my knowledge, no part of it is false and nothing has been concealed herefrom.

Deponent

ANNEXURE - B

Format of AUDITOR’s Report on State of Revenue and LICENCE Fee

To

The Board of Directors,

We have examined the attached Statement of Revenue and LICENCE Fee of                                         (the name of the OPERATORs) for the quarter(s) ending                     . We have also examined the reconciliation of the cumulative figures for the quarter(s) ending                     appearing in the Statement of Revenue and LICENCE Fee of the company with the figures appearing in the profit and loss account of the company for the year ended                     which was audited by us. We understand that the aforesaid statement(s) (and the reconciliation) is / are to be furnished to the Central Government for assessment of the LICENCE Fee payable by the company to the Government, in terms of the LICENCE AGREEMENT No.                     signed between the company and the Department of Telecommunications. We report that:

We have obtained all the information and explanations which to the best of our knowledge and belief were necessary for the purpose of our audit.

In our view, the company has an adequate internal control system in relation to revenues which is commensurate with its size and the nature of its business. The system, in our opinion, provides reasonable assurance that there is no unrecorded revenue and that all revenue is recorded in the proper amount and in the proper period.

No amounts payable in respect of sales tax, service tax or PSTN/toll/roaming charges were outstanding at the last day of the quarter(s) for a period of more than two months from the date they became payable, except for the following:

In our opinion and to the best of our knowledge and belief and according to the explanations given to us, the Statement has been prepared in accordance with the norms/guidelines contained in the said LICENCE AGREEMENT in this behalf and gives a true and fair view of the revenue and LICENCE Fee payable for the period computed on the basis of the aforesaid guidelines except for the following:

*	Strike off wherever not applicable.

ANNEXURE - C

NORMS FOR PREPARATION OF ANNUAL FINANCIAL STATEMENTS

Accounts shall be maintained separately for each telecom service operated by the LICENSEE company.

Any category of accrued revenue, the amount of which exceeds 5% of the total accrued revenue, shall be shown separately and not combined with any other item / category.

Accrued revenue shall indicate:

All amounts billable for the period

Any billings for previous years that had been omitted from the previous years’ P&L Accounts.

Any non-refundable deposits collected from the Customers/ franchisees to the extent these are credited to P&L Account for the year.

Subsidiary registers / ledgers shall be maintained for each item given above so also enable easy verification.

Service revenue (amount billable) shall be shown gross and details of discount/rebate indicated separately.

Security or any other deposits taken from the subscribers shall be shown separately, for each category, and the amount that has fallen due for refund but not yet paid also disclosed under two categories, namely:

Up to 45 days

More than 45 days

Service Tax billed, collected and remitted to the Government shall be shown separately. Sales Tax billed, collected and remitted to the Government shall be shown separately. Details of Income from sales of goods shall be furnished indicating the income and number of items sold under each category. Method of inventory valuation used shall also be disclosed along with computation of cost of goods sold.

Sales shall be shown gross and details of discount / rebate allowed and of sales returns shall be shown separately.

Income from interest and dividend shall be shown separately, without any related expenses being set-off against them on the income side of the P&L Account.

Increase / decrease of stock shall be shown separately.

Details of reversal of previous years’ debits, if any, shall be shown component-wise, under the miscellaneous head. (e.g. Bad debts recovered etc.)

Item-wise details of income that has been set off against corresponding expenditure.

ANNEXURE - D

PROFORMA FOR PERFORMANCE BANK GUARANTEE FOR FULFILLING

NETWORK ROLL-OUT OBLIGATIONS

To

The President of India

Acting Through Telegraph Authority

In consideration of the President of India, acting through Telegraph Authority (hereinafter called ‘the Authority’), having agreed to grant a LICENCE to M/s                                          of                                          (hereinafter called ‘the LICENSEE’) to establish, maintain and operate International Long Distance Service (hereinafter called ‘the SERVICE’) as per Letter of Intent/ LICENCE No                      dated                     (hereinafter called ‘the said LICENCE’) on the terms and conditions contained in the said LICENCE, which inter-alia provides for production of a Bank Guarantee to the extent of Rs.25/- crores (Rupees twenty five crores ) by way of security for the due observance and performance of the terms and conditions of clause – 9.3 of the said LICENCE. We                     (indicate the name and address and other particulars of the Bank) (hereinafter referred to as ‘the Bank’) at the request of the LICENSEE hereby irrevocably and unconditionally guarantee to the Authority that the LICENSEE shall render efficient observance & performance of the terms and conditions of clause – 9.3 of the said LICENCE which may be required to be rendered by the LICENSEE in connection with and/or for the performance of the said LICENCE and further guarantees that the service which shall be provided by the LICENSEE under the said LICENCE, shall be actually performed in accordance with the terms & conditions of the LICENCE to the satisfaction of the Authority.

2. We the bank hereby undertake to pay to the Authority, an amount not exceeding Rs.25/- crores (Rupees twenty five crores only) against any loss or damage caused to or suffered or would be caused to or suffered by the Authority by reason of any breach by the said LICENSEE of any of the terms and conditions contained in the said LICENCE.

3. We the Bank hereby, in pursuance of the terms of the said LICENCE, absolutely, irrevocably and unconditionally guarantee as primary obliger and not merely as surety the payment of an amount of Rs.25/- crores (Rupees twenty five crores only) to the Authority to secure due and faithful performance by the LICENSEE of all his/their obligations under the said LICENCE.

4. We the bank hereby also undertake to pay the amounts due and payable under this guarantee without any demur, merely on a demand from the Authority stating that the amount claimed is due by way of loss or damage caused or would be caused to or suffered by the Authority by reason of breach by the said LICENSEE of any of the terms or conditions contained in the said LICENCE or by reason of the LICENSEE’s failure to perform any of its ROLL - OUT obligations under the said LICENCE.

5. We, the bank, do hereby agree that the decision of the Authority as to whether, the LICENSEE has failed to or neglected to perform or discharge his duties and obligations as aforesaid and/or whether the service is free from deficiencies and defects and is in accordance with or not of the terms & conditions of the said LICENCE and, as to the amount payable to the Authority by the Bank hereunder, shall be final and binding on the Bank.

6. WE, THE BANK, DO HEREBY DECLARE AND AGREE that the

(a) Guarantee herein contained shall remain in full force and effect for a period of Three Years & one month from the date hereof and that it shall continue to be enforceable till all the dues of the Authority and by virtue of the said LICENCE have been fully paid and its claims satisfied or discharged or till the Authority satisfies itself that the terms and conditions of the said LICENCE have been fully and properly carried out by the said LICENSEE and accordingly discharged this guarantee.

(b) The Authority shall have the fullest liberty without our consent and without affecting in any manner our obligations hereunder, to vary any of the terms and conditions of the said License or to extend time of performance of any obligations by the said LICENSEE from time to time or to postpone for any time or from time to time any of the powers exercisable by the Authority against the said LICENSEE and to forbear or to enforce any of the terms and conditions relating to the said LICENCE and, we shall not be relieved from our liability by reason of any variation or extension being granted to the said LICENSEE or forbearance act or omission on the part of the Authority, or any indulgence by the Authority to the said LICENSEE or to give such matter or thing whatsoever which under the law relating to sureties would but for this provision, have effect of so relieving us.

(c) Any claim which we have against the LICENSEE shall be subject and subordinate to the prior payment and performance in full of all the obligations of us hereunder and we will not without prior written consent of the Authority exercise any legal right or remedy of any kind in respect of any such payment or performance, so long as the obligations of us hereunder remains owing and outstanding.

(d) This Guarantee shall be irrevocable and the obligations of us herein shall not be conditional of any prior notice by us or by the LICENSEE.

7. We the BANK undertake not to revoke this Guarantee during its currency except with the previous consent of the Authority in writing.

8. Notwithstanding anything contained above, our liability, under the Guarantee shall be restricted to Rs.                      and our Guarantee shall remain in force until              year from the date hereof. Unless a demand or claim under this Guarantee is made on us in writing within this date i.e.             all your rights under the Guarantee shall be forfeited and we shall be released and discharged from all liabilities thereunder.

Dated                     day                     for

(name of the Bank)

Witness:

1	2

ANNEXURE-E

PROFORMA FOR FINANCIAL BANK GUARANTEE

To

The President of India

Acting Through Telegraph Authority

In consideration of the President of India, acting through Telegraph Authority (hereinafter called ‘the Authority’) having agreed to grant a LICENCE to M/s                                          of                                          hereinafter called ‘the LICENCEE’) to establish, maintain and operate                Service (hereinafter called the SERVICE) in accordance with the LICENCE No.                    dated                     (hereinafter called ‘the LICENCE) on the terms and conditions contained in the said LICENCE which inter-alia provides for production of a Bank Guarantee to the extent of Rs.                     (Rupees                                                               only) under the said LICENCE by way of security for payment of the said LICENCE Fee as well as such other Fees/dues or charges required to be paid by the LICENSEE under the LICENCE, We                      (indicate the name and address and other particulars of the Bank) (hereinafter referred to as ‘the Bank’) at the request of the LICENSEE hereby irrevocably and unconditionally guarantee to the Authority that the LICENSEE shall pay all the dues, including but not limited to, the LICENCE Fee and other charges to the Authority.

2. We, the Bank, hereby undertake to pay to the Authority an amount not exceeding Rs.                     (Rupees                                                               only) against any loss or damage caused to or suffered or would be caused to or suffered by the Authority by reason of any failure of the LICENSEE to extend the validity of the guarantee or give a fresh guarantee in lieu of existing one, or to pay all the above mentioned Fees, dues and charges or any part thereof within the periods stipulated in the LICENCE.

3. We, the Bank, hereby further undertake as primary obliger and not merely as surety to pay such sum not exceeding Rs.                     (Rupees                                                               only) to the Authority immediately on demand and without demur stating that the amount claimed is due by way of failure of the LICENSEE to pay any Fees or charges or any part thereof in terms of the said LICENCE.

4. WE, THE BANK, DO HEREBY DECLARE AND AGREE that the decision of the Authority as to whether LICENSEE has failed to pay the said LICENCE Fees or any other Fees or charge or any part thereof payable under the said LICENCE and as to the amount payable to the Authority by the Bank hereunder shall be final and binding on us.”

5. WE, THE BANK, DO HEREBY DECLARE AND AGREE that the

(a) Guarantee herein contained shall remain in full force and effect for a period of                      from the date hereof and that it shall continue to be enforceable till all the dues of the Authority and by virtue of the said LICENCE have been fully paid and its claims satisfied or discharged or till Authority satisfies that the terms and conditions of the said LICENCE have been fully and properly carried out by the said LICENSEE and accordingly discharged this guarantee.

(b) The Authority shall have the fullest liberty without our consent and without affecting in any manner our obligations hereunder to vary any of the terms and conditions of the said LICENSEE or to extend time of performance of any obligations by the said LICENSEE from time to time or to postpone for any time or from time to time any of the powers exercisable by the Authority against the said LICENSEE and to forebear or to enforce any of the terms and conditions relating to the said LICENCE and we shall not be relieved from our liability by reason of any forbearance act or omission on the part of the Authority or any indulgence by the Authority to the said LICENSEE or to give such matter or thing whatsoever which under the law relating to sureties would but for this provision, have effect of so relieving us.

(c) Any claim which we have against the LICENSEE shall be subject and subordinate to the prior payment and performance in full of the obligations of us hereunder and we will not without prior written consent of the Authority exercise any legal right or remedy of any kind in respect of any such payment or performance so long as the obligations of us hereunder remains owing and outstanding.

(d) This Guarantee shall be irrevocable and the obligations of us herein shall not be conditional of any prior notice by us or by the LICENSEE.

6. We the BANK undertake not to revoke this Guarantee during its currency except with the previous consent of the Authority in writing.

7. Notwithstanding anything contained above, our liability, under the Guarantee shall be restricted to Rs.                     and our Guarantee shall remain in force until                      year from the date hereof. Unless a demand or claim under this Guarantee is made on us in writing within this date i.e.                      all your rights under the Guarantee shall be forfeited and we shall be released and discharged from all liabilities thereunder.

Dated	day	for

(name of the Bank)

Witness:

1

2

ANNEXURE-F

TRIPARTITE AGREEMENT

THIS TRIPARTITE AGREEMENT made at                      on this the                      day of 2000 amongst;

THE PRESIDENT OF INDIA acting through Shri                                         , The Deputy Director General (Basic Services), Department of Telecommunications, Sanchar Bhavan, New Delhi - 110 001 (hereinafter called “the LICENSOR”);

AND

                                         , a company incorporated under the                      Companies Act, 1956 having its Registered Office at                           acting through Shri                                         duly constituted attorney/authorised person pursuant to the General Power of Attorney dated                     executed as per terms of the Board Resolution dated                     , (hereinafter called the LICENSEE).

AND

                    , acting for itself as Lender, and as Agent for the Lenders listed in Schedule (hereinafter referred to as “the Agent”) through Shri                                         duly constituted attorney/authorised officer pursuant to the General Power of Attorney dated                     executed per terms of the Board Resolution dated                     .

WHEREAS:

(i) By the LICENCE AGREEMENT dated                      entered into between the LICENSOR and the LICENSEE, the LICENSOR has granted the LICENCE to the LICENSEE for a telecom project envisaging establishment, maintenance and working of International Long Distance Service on the terms, conditions and covenants agreed to between them and incorporated therein.

(ii) With a view to help and facilitate the financing of the Project to be set up by the LICENSEE pursuant to the LICENCE referred to above, the parties hereto are desirous of recording the terms and conditions to provide transfer/assignment of LICENCE as hereinafter provided in this AGREEMENT to protect and secure the Lender’s interest arising out of grant of financial assistance to the LICENSEE.

(iii) The Lenders have agreed to grant Financial Assistance to the LICENSEE to the extent mutually agreed between them on the terms, conditions and covenants set out in the respective Loan AGREEMENTs entered into by the LICENSEE with the respective Lenders.

NOW THIS AGREEMENT WITNESSETH AS FOLLOWS :

ARTICLE-1 - DEFINITIONS

For the purpose of this AGREEMENT, the following terms shall have the following meaning:

1.1 “Agent” means                            (give name of the Agent) an Indian scheduled bank / an Indian Public Financial Institution / an Indian majority controlled, non-banking finance company engaged in financing of infrastructural projects in India acting for itself and as Agent for other members of a consortium of Lenders who have consented to provide Financial Assistance to the LICENSEE for the project.

{Explanation: Only Indian Financial Institution or a Scheduled Bank participating in the financial assistance to the LICENSEE will act as the Agent}

“Event of Default” means occurrence of any of the following events:-

A default by the LICENSEE in payment of the LICENCE Fee or other dues duly payable to the LICENSOR, under the LICENCE AGREEMENT.

A material default of the terms and conditions of Loan AGREEMENTs.

{Explanation: ‘Material Default’ shall mean a continuous default by the LICENSEE for a minimum period of one month in payment of any two quarterly instalments or one half yearly instalment either of principal or interest or both under the Loan AGREEMENT or any breach by the LICENSEE of the terms & conditions of the Loan AGREEMENT or any other document duly executed by the LICENSEE in favour of the Lenders which in the considered opinion of the Agent is likely to affect adversely and substantially the ability of the LICENSEE to work or operate the project}.

1.3 “Financial Assistance” means the financial assistance granted or agreed to be granted by or any money due to the Lenders under the Loan AGREEMENTs and/or any other respective AGREEMENTs in respect of the projects referred to in Schedule hereto.

1.4 “LICENCE” means the LICENCE under the LICENCE AGREEMENT dated                      entered into between the LICENSOR and the LICENSEE in respect of International Long Distance Service including any amendments made thereto from time to time, for operation of                      service by the LICENSEE.

1.5 “Lenders” means the parties referred to in the Schedule hereto and includes any syndicate members or participant lender in any syndicate / participation financing.

1.6. “Lender’s Dues” means all money owed by the LICENSEE to the Lenders in respect of the project whether fallen due or not under the Loan AGREEMENT or other respective AGREEMENTs related to the project.

1.7. “Loan AGREEMENTs” means the AGREEMENTs entered/to be entered into between the LICENSEE and the Lender or Lenders in respect of the Financial Assistance and referred to in Schedule hereto.

1.8 “Project” means the LICENSEE’s International Long Distance Service project for establishment, maintenance and operation of International Long Distance Service.

1.9. “Selectee” means an Indian company within the meaning of Companies Act, 1956, selected by the Lenders and proposed to the LICENSOR for the purpose of assignment/transfer of the LICENCE as provided in this AGREEMENT.

ARTICLE 2

TRANSFER OR ASSIGNMENT OF LICENCE AS SECURITY FOR FINANCIAL ASSISTANCE

2.1. The LICENSOR hereby agrees to transfer or assign the LICENCE by endorsement thereon in favour of the selectee selected by the Lenders in accordance with the Articles 2 and 3 hereunder provided that nothing contained herein shall entitle the Lenders to operate the Service under LICENCE themselves as a LICENSEE either individually or collectively.

2.2 (a) The Agent shall notify the LICENSEE and simultaneously intimate the LICENSOR about the occurrence of any event of material default and require the LICENSEE to remedy and cure the same within 30 days from the date of such notice.

(b) The Notice of event of Default, shall be the conclusive evidence of such Event of Default under the Loan AGREEMENT and it shall be final and binding upon the LICENSEE for the purpose of this AGREEMENT.

(c) The LICENSOR and the LICENSEE hereby agree that upon the expiry of the period of 30 days from the date of Notice of Event of Default where the LICENSEE has failed or been unable to remedy or cure the de-fault, the Lenders may invite, negotiate and procure offers or tenders for the take over and transfer of the project together with all the assets pertaining to the Project of the LICENSEE including the LICENCE to the Selectee upon such selectee’s assumption of the liabilities and obligations of the LICENSEE towards the LICENSOR under the LICENCE AGREEMENT and toward the Lenders under their respective Loan AGREEMENTs.

2.3. The Selectee shall meet the following eligibility criterion for transfer of the assets of the Project to it.

(a) the Selectee shall be capable of properly discharging the duties, obligations and liabilities under the LICENCE AGREEMENT.

(b) the Selectee shall be capable and shall provide adequate security to the satisfaction of the Lenders for the Financial Assistance.

(c) the Selectee shall have the capability and shall give necessary consent to assume the liability of the LICENCE Fee including the other dues of the LICENSOR and the Lenders’ Dues;

(d) the Selectee shall satisfy at the time of formulation of transfer proposal the networth and experience criteria as well as technical and equity parameters as were adopted for the selection of LICENSEE.

(e) The selection should not be of such a company or its sister concern who was/has been granted any LICENCE and became/has become defaulter.

(f) Any other appropriate criteria, as may be prescribed by the LICENSOR from time to time, to ensure continuity in the service.

2.4. The Agent shall notify the LICENSOR of the accrual of right to seek transfer/assignment of the LICENCE pursuant to Article 2.2 which the LICENSOR shall take on record.

2.5. Before transferring or assigning the LICENCE to the Selectee pursuant to this AGREEMENT, the LICENSOR shall satisfy itself as to the eligibility criteria under Article 2.3 and the decision of the LICENSOR in this regard shall be final.

ARTICLE - 3

MODALITY OF TRANSFER / ASSIGNMENT AND ENDORSEMENT OF LICENCE

3.1. The modality for the Agent seeking the transfer / assignment / endorsement of the LICENCE shall be as provided below:

(i) the Agent after expiry of 30 days from the date of notice as per Article 2.2 may, invite, procure and negotiate offers under a transparent procedure either by private negotiations or public auction or tenders for transfer or takeover of the assets including the LICENCE of the LICENSEE pertaining to the project by the Selectee together with the Lenders’ Dues and the dues of the LICENSOR.

(ii) The Agent on behalf of the Lenders shall recommend to the LICENSOR, the name of the Selectee for its acceptance and shall request the LICENSOR to:

a) accede to transfer to the Selectee the right to operate the network of the Project in accordance with the terms agreed to between the Lenders and the Selectee.

b) Endorse and transfer the LICENCE to the Selectee on the same terms and conditions, for the residual period of the original LICENCE.

c) Enter into Tripartite AGREEMENT with the lenders and the Selectee on the same terms and conditions as are contained in this AGREEMENT.

d) Facilitate granting of WPC, SACFA and other approvals, clearance, permissions necessary for operating the service upon the appropriate applications made by the Selectee.

(iii) The LICENSOR subject to satisfaction of criterion as to the networth, experience, technical and equity parameters set out and determined in accordance with Article 2.3 & 2.5 and upon assumption of the liabilities by the Selectee as provided in Article 2.2 (c), shall proceed to transfer / assign by endorsement the existing LICENCE to the Selectee on the same terms and conditions as are contained in the LICENCE AGREEMENT for the residual period in favour of the Selectee.

(iv) If the LICENSOR has any objection to the transfer of LICENCE in favour of the Selectee in terms of this AGREEMENT, it shall within 90 days from either the date of LICENSOR’s receipt of the proposal made by the Agent, or the last date of any clarification called for by LICENSOR from the Agent, whichever date is later, give a reasoned order after hearing the Agent, for its refusal. If no objection is raised within the above mentioned time limit, by the LICENSOR for the selection of the Selectee, the Selectee shall be deemed to have been accepted except in cases of accidental or wilful omission or suppression of material facts in this connection. The LICENSOR thereupon shall transfer / assign / endorse the LICENCE within 15 days of its acceptance / deemed acceptance of the Selectee.

Provided, however, that in the event of a refusal as stated above, the Agent may propose another Selectee whereupon the process outlined in this AGREEMENT for such acceptance shall once again be repeated and followed.

(v) Decision of LICENSOR in selection of the Selectee shall be final and binding on the LICENSEE and Lender/Agent.

(vi) All actions of the Agent pursuant to this AGREEMENT shall be for the benefit of the Lenders, and be binding upon Lenders. The Agent is authorised to receive payments on account of compensation or consideration for transfer of the Project in accordance with this AGREEMENT and give valid discharge for and on behalf of all Lenders. All monies so received by the Agent shall be held by it in trust for and made over to the Lenders to be distributed in accordance with their respective rights under the Loan Agreements as modified by any inter-se arrangement among the Lenders.

3.2. Unless otherwise agreed to by the LICENSOR, all actions as set out in Article 3.1 for the selection of a Selectee whether on first or subsequent occasions and the Submission of the final proposal to the LICENSOR for the transfer of the LICENCE in favour of the Selectee shall be completed by the Agent within a period of six months or such other period as may be mutually agreed by the LICENSOR and the Agent, from the date of the Notice of Event of Default.

3.3 The LICENSEE irrevocably agrees and waives any right to challenge the actions of the Agent or the Lenders or the LICENSOR taken pursuant to this AGREEMENT including the assignment/transfer of the LICENCE in favour of the Selectee. The LICENSEE agrees, and confirms that it shall not have any right to seek re-valuation of assets of the Project or the LICENSEE’s Shares. It is confirmed by the LICENSEE that the right of the Lenders is irrevocable and shall not be contested in any proceedings before any Court or Authority and the LICENSEE shall have no right or remedy to prevent, obstruct, injunct or restrain the LICENSOR or the Lenders from effecting or causing the transfer/assignment/endorsement of the LICENCE as requested by the Lenders through the Agent. Notwithstanding anything contained herein, the provisions of Article 7.11 shall continue to prevail.

3.4 If the LICENSOR decides to transfer the LICENCE to any person other than the Selectee, it shall take into account the Lenders’ Dues as well as the LICENSOR’s dues while inviting bids from the prospective transferees or assignees and shall include a suitable condition as agreed to by the Lenders for payment or take over of Lender’s dues by such transferee or assignee. Such Transferee or the assignee shall have the option of repaying the Lenders’ debt in full or to execute a Tripartite AGREEMENT similar to this AGREEMENT if lenders’ dues remain outstanding and undischarged.

3.5. If a Selectee (new/alternate LICENSEE as provided in Article 3.4 above) is not found, then the LICENCE AGREEMENT shall stand terminated and the assets/infrastructure of defaulting LICENSEE shall have to be disposed off with LICENSOR having the first charge/right/precedence for recovery of its dues from proceeds of such disposal. Remainder of the proceeds of such disposal, if any, shall go to offset the dues of Lender(s) to the extent possible and balance left, if any, will go to the defaulting LICENSEE. The defaulting LICENSEE shall be liable to the LICENSOR for costs of all corrective efforts as per prevailing market forces and the decision of LICENSOR shall be final in all respects.

3.6. Provided always that nothing in this AGREEMENT shall be interpreted to mean that the LICENSOR has provided any guarantee or surety and it is expressly agreed that the LICENSOR has not provided any surety, guarantee or counter guarantee whether directly or indirectly for the recovery of Financial Assistance advanced or to be advanced by the Lenders to the LICENSEE.

ARTICLE 4

INTERIM PROTECTION OF SERVICE AND PRESERVATION OF SECURITY

4 On the Agent issuing the Notice of Event of Default (and the LICENSEE has not cured the default for a period of 30 days) as hereinabove provided or in other circumstances which in the considered opinion of the Agent is likely to affect adversely and substantially the Lenders’ security, the Lenders shall be entitled to institute protective legal proceedings for a receivership to preserve and protect their security. In the first instance, the Agent shall notify the LICENSOR, to assume such receivership and operate the service, pending the transfer/assignment/endorsement of the LICENCE as provided herein but in the event LICENSOR declines to assume receivership, the Lenders shall be entitled to the appointment of a Receiver, with or without the intervention of the Court, of the Project and the receivables pending the transfer/assignment/endorsement of the LICENCE in accordance with this AGREEMENT by the LICENSOR. The receivership shall be co-terminus with the transfer/assignment/endorsement of the LICENCE to a Selectee. The Receiver shall be responsible for protecting the assets in receivership and rendering a true and proper account of the receivership to the Agent in accordance with the terms of its appointment. The Receiver shall make best efforts to protect the subscriber base of the Network and continue the Service, in accordance with the LICENCE obligations. Such a Receiver can be appointed by consent of the LICENSOR and the Lenders as herein contained, or in a legal proceeding for appointment of a Receiver, notwithstanding that no recovery or mortgage suit or any suit or proceeding for enforcement of the Lenders’ Security is instituted by the Lenders. Such an action for appointment of the Receiver or Court Receiver as above shall be without prejudice to the other rights and remedies of the Lenders under the Loan Agreements.

ARTICLE 5

TERMINATION OF THE LICENCE BY THE LICENSOR

5.1. If under the LICENCE AGREEMENT, an event occurs which shall entitle the LICENSOR to terminate the LICENCE AGREEMENT, the LICENSOR shall intimate the Agent prior to exercising of its decision to terminate the LICENCE, and on such intimation the Lenders if so decide may cure such events within a period of 30 days from the date of the notice received from the LICENSOR failing which the LICENSOR without any further notice to either the LICENSEE or the Agent be entitled to terminate the LICENCE AGREEMENT, subject to Lenders’ right to receive compensation (after setting off LICENSOR’s dues if any),

5.2. Upon receipt of the Notice as referred to in Article 5.1, intimating occurrence of an event which can entail termination of LICENCE, the Agent shall take immediate steps to consider such a notice as an Event of Default and may initiate steps to invite, negotiate and procure offers for the take over and transfer of the Project of the LICENSEE by a prospective Selectee in accordance with the procedure as provided in Articles 2 and 3 hereinabove.

ARTICLE 6

LENDERS’ RIGHT TO COMPENSATION

6.1 The LICENSEE hereby expressly authorises payment of such compensation to the Lenders, notwithstanding the pendency of any dispute or objection or claim that the LICENSEE may have against the Lenders/LICENSOR. The payment of compensation to the Lenders directly in accordance with this Article, made or caused to be made by the LICENSOR shall constitute a valid discharge of the LICENSEE to the extent of such payment received by the Lenders. All such payments shall be in favour of and shall be receivable by the Lenders to the exclusion of any receiver or Liquidator appointed for the assets of the LICENSEE.

6.2. The LICENSEE shall be entitled to receive any balance amount of the compensation after the dues of the LICENSOR, and the Lenders and other direct Fees or charges connected with the transfer of network of the LICENSEE to the Selectee, having been paid therefrom.

ARTICLE 7

GENERAL

7.1. The parties hereto expressly represent and warrant that they are duly empowered to sign and execute this Tripartite AGREEMENT and the agent is fully authorised by Members of the Lender’s Consortium to enter into this Tripartite AGREEMENT for and on their behalf.

7.2. Notices under this AGREEMENT shall be sent to the Addresses first hereinabove mentioned. Any change in the address of any Party shall be duly notified by a Registered post acknowledgement due and delivered to the other parties.

7.3. The expressions “the LICENSOR” and “The LICENSEE” and “The Lenders” and “The Agent” herein before used shall unless there be anything repugnant to the subject or context include their respective replacements, successors, legal representatives, administrators and permitted assigns.

7.4. This AGREEMENT shall not be affected by reorganisation of any Lender or Agent and the successor-in-interest of such Lender or Agent, shall have the benefit of this AGREEMENT.

7.5 Any variation or modification to this AGREEMENT shall take effect when such variation or modification is made in writing under the signatures of the concerned parties.

7.6. The LICENSEE shall be bound to pay all Stamp Duty or other imposts, costs, charges and expenses as are applicable on this AGREEMENT or on any deed of assignment or transfer of the project and in the event of the Lenders making such payment for the time being, such payment shall be deemed to be a part of the Lenders’ Dues.

7.7. The parties hereby expressly agree that for the purpose of giving full and proper effect to this AGREEMENT, the LICENCE AGREEMENT and this AGREEMENT shall be read together and construed harmoniously.

7.8. The consultation, recommendation or approval of the Agent under this AGREEMENT shall always be taken as a consultation, recommendation or approval of every concerned Lender.

7.9. Notwithstanding anything contained in this AGREEMENT, the rights and remedies available to the LICENSOR under LICENCE AGREEMENT and Interconnect AGREEMENT respectively, shall remain protected and unaffected.

7.10 It shall not be necessary for the Lenders to enforce or exhaust any other remedy available to them before invoking the provisions of this AGREEMENT.

7.11 (i) Any dispute, difference or claim arising out of or in connection with or in relation to this AGREEMENT shall be decided by arbitration and shall be subject to the provisions of the Arbitration and Conciliation Act, 1996 (of India), or any modification or re-enactment thereof and be governed by the laws of India. The venue for arbitration shall be New Delhi and the Courts in New Delhi shall alone have jurisdiction in matters arising out of such arbitration AGREEMENT or award or protection of property or assets of the project.

(ii) Before resorting to arbitration, the parties shall attempt to settle in good faith any dispute, difference or claim referred to above, by negotiation between them and in the event of failure of such negotiation, the arbitration shall be resorted to.

(iii) Each party to the dispute, difference or claim shall appoint one arbitrator and the arbitral tribunal thus appointed shall make the award within 30 days after appointment of the last arbitrator. In case the arbitrators thus appointed are of even number then such appointed arbitrators shall choose another arbitrator with mutual consent who will act as the presiding arbitrator of the arbitral tribunal.

SCHEDULE

LIST OF LENDERS AND PARTICULARS OF LOANS

A. List of Lenders and Loan Amounts/Financial Assistance.

Name of Lenders	Amount of Loan	Date of Loan AGREEMENT

B. Particulars of Syndication/Participation in the Loans.

C.

IN WITNESS WHEREOF, THE PARTIES HERETO HAVE SET THEIR HANDS AND SEAL ON THE DATE, MONTH AND YEAR HEREINABOVE MENTIONED                    SIGNED, SEALED AND DELIVERED FOR AND ON BEHALF OF THE PRESIDENT OF INDIA BY:

DY. DIRECTOR GENERAL (BASIC SERVICES/VAS)

IN PRESENCE OF

AND

SIGNED AND DELIVERED BY SHRI

                    , CONSTITUTED ATTORNEY

DULY AUTHORISED OFFICER OF

FOR AND ON BEHALF OF

ACTING FOR ITSELF & AS AGENT FOR OTHER LENDERS.

IN PRESENCE OF

AND

(                        )

THE COMMON SEAL OF

LIMITED HAS PURSUANT TO THE

RESOLUTION OF ITS BOARD OF

DIRECTORS PASSED IN THAT

BEHALF ON THE            DAY

OF            2000, HEREUNTO BEEN

AFFIXED IN THE PRESENCE OF

SHRI

AND

SHRI

WHO HAS/HAVE

SIGNED/COUNTERSIGNED THESE

PRESENTS IN TOKEN THEREOF.

APPENDIX

SERVICES PROVIDED, MAINTAINED AND WORKED BY VIDESH SANCHAR NIGAM LIMITED AS ILD OPERATOR.

1.	International Telephone Services.

2.	International Telegram/Photo telegram service.

3.	International Telex service (including SFT).

4.	International Leased Data Service.

5.	International Leased Voice Grade Service.

6.	International Leased Tele-printer Service.

7.	International Television (TV) Transmission Service.

8.	International Programme Transmission (Voice Cast) facility to Press Correspondents/News Agencies/Broadcast Organisations.

9.	International Facsimile Service.

10.	International Business Service (IBS).

11.	Press Broadcast and Development Press Broadcast Service.

12.	Video Conferencing:

a)	International Video Conference

b)	Domestic Video Conference limited to VSNL Gateways at Mumbai, New Delhi, Calcutta and Chennai.

13.	INMARSAT services except Land Mobile.

14.	T-FAX Services.

15.	Gateway Electronic Mail Service (GEMS 400).

16.	Gateway Packet Switching Service (GPSS).

17.	Gateway Electronic Data Interchanging Service (GEDIS).

NOTE:

1. Except for Sr.No.13, the above relates to provision of International links, switching centre/international terminal centre. The national extension and manual positioning will be operated by National Long Distance Operator/Access Provider. Separate licences are required for services at Sl.No.3.